Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 29, 2012 with respect to the combined financial statements of Atlas Energy E&P Operations incorporated by reference from the Annual Report of Atlas Resource Partners, L.P. on Form 10-K for the year ended December 31, 2011 in the Registration Statement on Form S-3, as amended (File No. 333-180477), which is incorporated by reference in this Registration Statement on Form S-3MEF. We consent to the incorporation by reference of the aforementioned report in this Registration Statement, and to the use of our name as it appears under the caption “Experts” in the prospectus incorporated by reference in this Registration Statement.

/s/ GRANT THORNTON LLP

Cleveland, Ohio

June 10, 2013